EXHIBIT 99.2

Stanley Higgins

Associate Vice President

Listing Qualifications

The Nasdaq Stock Market LLC

+1 301 978 8041

By Electronic Delivery to: sgovil@cemtrex.com

January 26, 2023

Mr. Saagar Govil

Chairman of the Board, CEO, President & Secretary Cemtrex Inc.

276 Greenpoint Ave, Bld 8, Ste 208

Brooklyn, NY 11222

Re:	Cemtrex Inc. (the “Company”) – Staff Determination Nasdaq Symbol: CETX

Dear Mr. Govil:

As you are aware, on January 24, 2022, Staff notified the Company that the bid price of its listed securities had closed at less than $1 per share over the previous 30 consecutive business days, and, as a result, did not comply with Listing Rule 5550(a)(2). Therefore, in accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until July 25, 2022, to regain compliance with the Rule. Subsequently, July 26, 2022, the Company was provided an additional 180 calendar day compliance period, or until January 23, 2023, to demonstrate compliance.

The Company has not regained compliance with Listing Rule 5550(a)(2). Accordingly, its securities will be delisted from the Capital Market. In that regard, unless the Company requests an appeal of this determination as described below, trading of the Company’s common stock will be suspended at the opening of business on February 6, 2023, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

The Company may appeal Staff’s determination to a Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. Please use the link, “Hearing Requests & Process” on the attached chart for detailed information regarding the hearings process. If you would like additional information regarding the hearings process, please call the Hearings Department at +1 301 978 8203.

A hearing request will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision. Hearing requests should not contain arguments in support of the Company’s position. The Company may request either an oral hearing or a hearing based solely on written submissions. The fee for a hearing is $10,000. Please submit your non- refundable Hearing Request fee in accordance with the instructions provided on the attached “Check Payment Form”.1 The request for a hearing and confirmation of payment should be submitted electronically through our Listing Center2 and must be received by the Hearings Department no later than 4:00 p.m. Eastern Time on February 2, 2023.

Mr. Saagar Govil

January 26, 2023

The Company will be asked to provide a plan to regain compliance to the Panel. Accordingly, the Company may wish to consider presenting a plan that includes a discussion of the events that it believes will enable it to regain compliance in this time frame and a commitment to effect a reverse stock split, if necessary.

Listing Rule 5835 prohibits communications relevant to the merits of a proceeding under the Listing Rule 5800 Series between the Company and the Hearings Department unless Staff is provided notice and an opportunity to participate. In that regard, Staff waived its right to participate in any oral communications between the Company and the Hearings Department. Should Staff determine to revoke such waiver, the Company will be immediately notified, and the requirements of Listing Rule 5835 will be strictly enforced.

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.3 The Company must also submit the announcement to Nasdaq’s MarketWatch Department.4 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.5

If you have any questions, please contact Rachel Scherr, Listing Analyst at, + 1 301 978 8072.

Sincerely,

1 The Form also includes a “link” for payment by wire.

2 To utilize our electronic form process, please create a user account, if you have not already done so. Once you create a user account, you can begin completing the Hearing Request Form. At any time, you may save your work and complete it at a later time. Upon submission, you will receive a confirmation email. Please note that prior to starting you will need the following company information: current trading symbol, Central Index Key (CIK) code or CUSIP.

3 Listing Rule 5810(b). See FAQ #428 available on the Nasdaq Listing Center.

4 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at nasdaq.net/ED/IssuerEntry.

5 Listing IM-5810-1.

NASDAQ ONLINE

RESOURCES

All of our listing information and forms are available electronically on the Listing Center. In addition to facilitating electronic submission of forms, you can also use the Listing Center to access Nasdaq’s Reference Library containing hundreds of frequently asked questions and Governance Clearinghouse containing the latest updates on corporate governance and listing standards.

To help you navigate the deficiency process, we have provided links to some our most viewed resource materials.

●	Board Composition and Committee Requirements

●	Governance Clearinghouse

●	Hearings Process

●	How to Transfer to Nasdaq Capital Market

●	Information about Application of Shareholder Approval Rules

●	Initial Listing Process

●	Listing Fees

●	Listing of Additional Shares Process

●	MarketWatch Electronic Disclosure Submissions

●	Nasdaq Listing Rules: Initial and Continued Listing

●	Reference Library: Frequently Asked Questions, Staff Interpretations and Listing Council Decisions